                                                                    EXHIBIT 99.3

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

      On May 14, 1999, we acquired the incumbent providers of local telephone services in Anchorage, Juneau, Fairbanks and approximately 70 rural communities in Alaska, making us the largest provider of local telephone service in the state and the 13th largest provider of local exchange services in the United States. We also acquired on May 14, 1999 interexchange operations primarily serving the Anchorage market and wireless and Internet services providing statewide coverage. We have unified our statewide branding under the ACS name.

      Today, we generate revenue primarily through the provision of:

      -     local telephone services, including:

            -  basic local service to retail customers within our service areas,

            -  wholesale service to competitive local exchange carriers, or
                  CLECs,

            -  network access services to interexchange carriers for
                  origination and termination of interstate and intrastate long distance phone calls,

            -  enhanced services,

            -  ancillary services, such as billing and collection, and

            -  universal service payments;

      -     wireless services;

      -     Internet services; and

      -     interexchange network long-distance and data services.

      On May 8, 2003, we completed the sale of a majority interest, 87.42%, in our Directories Business, which previously represented a reportable segment. See
Note 4, Gain on Disposal of Assets, in the footnotes to the unaudited financial statements as of and for the six months ended June 30, 2003 and 2002 included in exhibit 99.2 to this Current Report on Form 8-K for additional information on this transaction. For periods starting May 8, 2003 and forward, we will record our 12.58% minority interest in the earnings of the Directories Business under the equity method of accounting so long as we retain a minority interest. Our retained interest is subject to an exchange rights agreement that permits its conversion to 2.5 million units of the ACS Media Income Fund after the expiration of a 90-day lockup period. Units of the ACS Media Income Fund are traded on the Toronto Stock Exchange under the symbol AYP.UN. We can sell our exchanged units to a qualified investor or investors in a private placement transaction or, at our option, offer them in a secondary public offering after the expiration or waiver of a 180-day lockup agreement with the underwriters of the ACS Media Income Fund's offering in Canada. Our retained interest was recorded at an initial book value of $1.1 million representing the pro-rata retained ownership at historical book value. The retained interest in the Directories Business, if it were not subject to the 90-day lockup agreement, would be exchangeable to units of the ACS Media Income Fund with a market value of $18.4 million as of June 30, 2003.

 LOCAL TELEPHONE. Within the telecommunications industry, LECs have historically enjoyed stable revenue and cash flow from local exchange operations resulting from the need for basic telecommunications services, the highly regulated nature of the telecommunications industry and, in the case of rural LECs, the underlying cost recovery settlement and support mechanisms applicable to local exchange operations. Basic local service is generally provided at a flat monthly rate and allows the user to place unlimited calls within a defined local calling area. Access revenues are generated in part by billing interexchange carriers for access to the LEC's local network and its customers and in part by billing the local customers themselves. Universal service revenues are a subsidy paid to rural LECs to support the high cost of providing service in rural markets. Other service revenue is generated from ancillary services and enhanced services.

      Changes in revenue are largely attributable to changes in the number of access lines, local service rates and minutes of use. Other factors can also impact revenue, including:

      -     intrastate and interstate revenue settlement methodologies;

      -     authorized rates of return for regulated services;

      - whether an access line is used by a business or residential subscriber;

      -     intrastate and interstate calling patterns;

      -     customers' selection of various local rate plan options;

      -     selection of enhanced calling services, such as voicemail; and

      -     other subscriber usage characteristics.

      LECs have three basic tiers of customers:

      - business and residential customers located in their local service areas that pay for local phone service and a portion of network access;

      - interexchange carriers that pay for access to long distance calling customers located within its local service areas; and

      - CLECs that pay for wholesale access to our network in order to provide competitive local service on either a wholesale or UNE basis, as prescribed under the 1996 Act.

      LECs provide access service to numerous interexchange carriers and may also bill and collect long distance charges from interexchange carrier customers on behalf of the interexchange carriers. The amount of access charge revenue associated with a particular interexchange carrier varies depending upon long distance calling patterns and the relative market share of each long distance carrier.

      Our local service rates for end users are authorized by the RCA. Authorized rates are set by the FCC and the RCA for interstate and intrastate access charges, respectively, and may change from time to time.

WIRELESS. We are the second-largest statewide provider of wireless services in Alaska, currently serving approximately 83,000 subscribers. Our wireless network covers over 478,000 residents, including all major population centers and highway corridors. We operate a TDMA digital network in substantially all of our service areas, and are in the process of upgrading this network to a new generation of digital network known as CDMA 1xRTT in order to offer new data and video features and services to our customers.

INTERNET. We are the second-largest provider of Internet access services in Alaska, with approximately 45,000 customers. We offer dial-up and DSL Internet access to our customers. We are also a single-source provider of advanced IP-based private networks in Alaska.

INTEREXCHANGE. We provide switched and dedicated long distance services to approximately 44,000 customers in Alaska. The traffic from these customers is carried over our owned or leased facilities.

CRITICAL ACCOUNTING POLICIES AND ACCOUNTING ESTIMATES

      We are responsible for the financial statements presented elsewhere in this offering memorandum and has evaluated the accounting policies used in their preparation. We believe these policies to be reasonable and appropriate. Our significant accounting policies are described in Note 1 in the Notes to the Consolidated Financial Statements elsewhere in this offering memorandum. The following discussion identifies those accounting policies that we believe are critical in the preparation of our financial statements, the judgments and uncertainties affecting the application of those policies, and the possibility that materially different amounts would be reported under different conditions or using different assumptions.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Among the significant estimates affecting the financial statements are those related to the realizable value of accounts receivable, long-lived assets, income taxes and network access revenue reserves. Actual results may differ from those estimates.

      Access revenue is recognized when earned. We participate in toll-revenue pools with other telephone companies. Such pools are funded by toll revenue and/or access charges regulated by the RCA within the intrastate jurisdiction and the FCC within the interstate jurisdiction. Much of the interstate access revenue is initially recorded based on estimates. These estimates are derived from interim financial statements, available separations studies, and the most recent information available about achieved rates of return. These estimates are subject to adjustment in future accounting periods as additional operational information becomes available. To the extent that disputes arise over revenue settlements, our policy is to defer revenue collected until settlement methodologies are resolved and finalized. At June 30, 2003, we had recorded liabilities of $15.4 million related to our estimate of refundable access revenue. Actual results could vary from this estimate.

      We utilize the liability method of accounting for income taxes. Under the liability method, deferred taxes reflect the temporary differences between the financial and tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that such deferred tax assets will not be realized. The cumulative valuation allowance against deferred tax assets is $59.1 million as of June 30, 2003.

      Our local telephone exchange operations account for costs in accordance with the accounting principles for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. This accounting principle recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, under SFAS No. 71, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. Historically, lives approved for regulatory purposes have approximated economically useful lives. On July 21, 2002, we received an order from the RCA which extended lives approved for ratemaking purposes beyond the economically useful lives of the underlying assets. Management petitioned for reconsideration and the RCA has accepted additional testimony and held a hearing in June 2003. A final order on the matter is not expected until the second half of 2003. We implemented, effective January 1, 2003, higher depreciation rates for our regulated telephone plant for the interstate jurisdiction. As a result, we have recorded a regulatory asset under SFAS No. 71 of $5.5 million as of June 30, 2003. We have also deferred as a regulatory asset $0.9 million of costs incurred in connection with regulatory rate-making proceedings, which is being amortized over three years starting in 2003. The balance of this regulatory asset was $0.7 million at June 30, 2003. If we were not following SFAS No. 71, we would have recorded additional depreciation expense of $5.5 million for the intrastate and local jurisdictions and the deferred costs incurred in connection with regulatory rate making proceedings would have been charged to expense as incurred.

      Effective January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. In accordance with the guidelines of this accounting principle, goodwill and indefinite-lived intangible assets are no longer amortized but will be assessed for impairment on at least an annual basis. SFAS No. 142 requires that goodwill be tested for impairment at the reporting-unit level upon adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires us to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step. We determine the fair value of each reporting unit for purposes of this test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, and estimated cost of capital for purposes of arriving at a discount factor. We recognized in the first quarter of 2002 a transitional impairment loss of $105.4 million under SFAS No. 142 as the cumulative effect of a change in accounting principle in the consolidated statement of operations. At June 30, 2003, we had recorded goodwill of $38.4 million.

RESULTS OF OPERATIONS

      The following table summarizes our operations for the years ended December 31, 2000, 2001, and 2002, and the six-months ended June 30, 2002 and 2003.
Certain reclassifications have been made to 2000 and 2001 to conform to the current presentation of our consolidated operations.


                                                            YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                                   -------------------------------------------        --------------------------
                                                      2000             2001             2002             2002             2003
                                                   ---------        ---------        ---------        ---------        ---------
                                                                              (DOLLARS IN THOUSANDS)
Operating revenues:
  Local telephone:
       Local network service ...............       $  94,098        $  96,270        $  99,512        $  50,684        $  49,348
       Network access revenue ..............         105,172          102,977          108,335           59,965           50,201
       Deregulated revenue and other .......          22,998           22,164           18,600            8,664            9,662

  Total local telephone ....................         222,268          221,411          226,447          119,313          109,211
  Wireless .................................          41,155           41,894           43,180           20,517           22,277
  Directory ................................          29,156           33,870           33,604           17,022           11,631
  Internet .................................           9,170           13,724           20,847            8,393           16,193
  Interexchange ............................          11,778           21,316           19,424            9,670           10,005

                                                     313,527          332,215          343,502          174,915          169,317
  Total operating revenues
Operating expenses:
  Local telephone ..........................         131,542          120,465          117,277           61,569           55,334
  Wireless .................................          26,306           25,649           27,912           13,111           13,583
  Directory ................................          13,334           14,684           14,170            6,958            5,249
  Internet .................................          11,785           15,677           29,502           12,445           23,186
  Interexchange ............................          19,749           29,509           27,547           13,612           13,713
  Unusual charges ..........................           5,288               --               --               --               --
  Depreciation and amortization ............          71,755           79,108           82,940           39,232           44,691
  Goodwill impairment loss .................              --               --           64,755               --               --

                                                     279,759          285,092          364,103          146,927          155,756
  Total operating expenses

Gain (loss) on disposal of assets ..........              --               --           (2,163)            (273)          96,539
Operating income (loss) ....................          33,768           47,123          (22,764)          27,715          110,100
Other income and expense:
  Interest expense .........................         (64,559)         (60,157)         (51,704)         (25,006)         (28,892)
  Interest income and other ................           6,609            3,250            2,203            1,048            4,676
  Equity in income (loss) of investments ...            (303)              69               --               --              303

                                                     (58,253)         (56,838)         (49,501)         (23,958)         (23,913)
  Total other income (expense)

Income (loss) before income taxes,
  discontinued operations and cumulative
  effect of change in accounting principle .         (24,485)          (9,715)         (72,265)           3,757           86,187
Income tax benefit .........................             197              195               --               --               --

Income (loss) from continuing operations ...         (24,288)          (9,520)         (72,265)           3,757           86,187
Loss from discontinued operations ..........            (917)          (1,718)          (7,632)          (7,387)             (52)

Income (loss) before cumulative effect of
  change in accounting principle............         (25,205)         (11,238)         (79,897)          (3,630)          86,135
Cumulative effect of change in accounting
  principle.................................              --               --         (105,350)        (105,350)              --

Net income (loss) ..........................       $ (25,205)       $ (11,238)       $(185,247)       $(108,980)       $  86,135

SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

      All amounts are discussed at the consolidated level after the elimination of intercompany revenue and expense. Operating revenues Operating revenue decreased $5.6 million, or 3.2%, for the six months ended June 30, 2003 compared to the six months ended June 30, 2002. Wireless, Internet and interexchange revenue increased compared to the corresponding period of 2002, while local telephone revenue decreased compared to the corresponding period of 2002.

LOCAL TELEPHONE. Local telephone revenue, which consists of local network service, network access revenue, and deregulated and other revenue, decreased $10.1 million, or 8.5%, for the six months ended June 30, 2003 compared to the same period in 2002. The following table summarizes our consolidated local telephone revenue by category.


                                                      SIX MONTHS ENDED JUNE 30,
                                                     ---------------------------
(DOLLARS IN THOUSANDS)                                 2002               2003
                                                     --------           --------
Local telephone revenue:
  Local network ..........................           $ 50,684           $ 49,348
  Network access .........................             59,965             50,201
  Deregulated and other ..................              8,664              9,662

Total local telephone revenue ............           $119,313           $109,211

      The following table summarizes our local telephone access lines.

                                                                   AS OF JUNE 30,
                                                            --------------------------
                                                              2002              2003
                                                            -------           -------
Retail..............................................        246,310           227,604
Wholesale...........................................         24,970            18,868
Unbundled network elements platform (UNE-P).........           -                4,892
Unbundled network elements loop (UNE-L).............         57,633            66,864
Total local telephone access lines..................        328,913           318,228

      The local network service component of local telephone revenue was $49.3 million for the six months ended June 30, 2003 compared with $50.7 million for the six months ended June 30, 2002. Revenue decreased $1.3 million or 2.6% from the prior year. This decrease reflects the impact of competition exacerbated by below cost UNE rates.

      We continued to experience loss of retail market share for local network service in our Anchorage, Fairbanks and Juneau service areas during the year. Generally, when we lose a retail local network service line to a competitor, we continue to provide the line to the competitor on a wholesale basis at reduced revenue per line. We believe that the continuing loss of market share we have experienced in certain of our markets is partially attributable to below cost interconnection rates mandated by the RCA for UNEs. During the first quarter of 2000, we reopened interconnection proceedings for our Anchorage market and, in the second quarter of 2001, filed for an interim and refundable UNE rate increase of approximately $10 per month per loop. On October 25, 2001, the RCA granted ACS of Anchorage, Inc., or ACSA, an interim and refundable UNE rate increase of $1.07, increasing the UNE rates from $13.85 to $14.92. The interim and refundable rate increase was implemented in November 2001 and generated approximately $0.7 million in additional revenue during 2002. We expect the RCA to hold hearings during 2003 and adjudicate final Anchorage UNE rates during 2003 or 2004.

      We believe that we are earning less than our authorized rate of return for local network service in several of our markets and in compliance with APUC orders related to the approval of the acquisition of the four LECs in 1999, filed local service rate cases for all of our LEC businesses with the RCA on July 2, 2001 aimed at making up this deficiency. The RCA's decisions on revenue requirements will have a direct impact on the retail rates and intrastate access rates that the Company is allowed to charge. A RCA finding of overearnings generally leads to rate reductions while a RCA finding of underearnings generally results in rate increases.

      In October 2001 we filed for increased interim and refundable local service rates in our Anchorage market in order to expedite a partial recovery of the total revenue deficiency. On November 15, 2001, the RCA approved an interim and refundable rate increase for ACSA of 24% for certain services. This interim and refundable rate increase was implemented in November 2001 and generated approximately $4.2 million in additional revenue in 2002. On December 16, 2002, the RCA reopened the revenue requirement phase of the hearing for ACSA to take additional testimony regarding ACSA's service lives. The ACSA hearing revisited the RCA's decision to lengthen the service lives of specific assets and thereby reduced depreciation expense. If the RCA corrects the service lives at issue, it will increase the amount by which ACSA is underearning. We expect the RCA to continue to hold hearings during 2003 and to adjudicate final local service rates during 2004.

      On March 25, 2003, the RCA issued an order approving new revenue requirements for ACSF, ACSAK, and ACSN. The RCA found overearnings by ACSF and ACSN and underearnings by ACSAK. In compliance with RCA orders, ACSF, ACSAK, and ACSN have filed cost-of-service and rate-design studies, and supporting testimony, consistent with the RCA revenue requirements orders. Final rates are expected in 2004.

      Network access revenue decreased from $60.0 million in 2002 to $50.2 million for 2003. During the second quarter of 2002, we recognized as revenue $11.1 million of previously deferred interstate access revenues related to a dispute on interstate access rates for the Anchorage market based on a favorable ruling by the District of Columbia Court of Appeals. Network access revenues are based on a regulated return on rate base and recovery of allowable expenses associated with the origination and termination of toll calls for our retail and resale customers. After consideration of the revenue recognized as a result of the favorable ruling by the court, the increase in network access revenues of $1.3 million compared to the corresponding period in 2002 is due primarily to updated access studies. Management expects that network access revenues will generally be on a declining trend for the foreseeable future.

      Deregulated and other revenue, which increased to $9.7 million compared to $8.7 million in the prior year, consists principally of billing and collection services, space and power rents, deregulated equipment sales, paystation revenue, regulated directory listing revenue, and other miscellaneous telephone revenue.

WIRELESS. Wireless revenue increased $1.8 million, or 8.6%, to $22.3 million for the six months ended June 30, 2003 compared to $20.5 million for the six months ended June 30, 2002. This increase was due to a growth in average subscribers of 1.1% from 81,665 in 2002 to 82,557 in 2003. The average revenue per unit, or ARPU, increased to $44.97 in 2003 compared to $41.87 during 2002.

INTERNET. Internet revenue increased from $8.4 million in 2002 to $16.2 million in 2003, an increase of $7.8 million, or 92.9%. This increase is primarily due to revenue associated with our contract with the State of Alaska and approximately $1.2 million of this increase was earned in prior periods but could not be estimated and therefore was not recorded until the current period. Internet also experienced growth in DSL subscribers of 50.3% from 9,856 in 2002 to 14,817 in 2003.

      On December 10, 2001, we entered into a five-year contract with the State of Alaska to provide a broad range of telecommunications services, many of which will be provided over an IP network owned and operated by ACSI. Services under this contract began to be implemented during the second quarter of 2002. We anticipate that revenue for this segment will increase in future periods as additional services are added under the contract.

INTEREXCHANGE. Interexchange revenue increased slightly from $9.7 million in 2002 to $10.0 million in 2003. Long distance subscribers decreased from 64,958 in 2002 to 44,289 in 2003. The decrease in subscribers was substantially due to database grooming to remove approximately 20,000 non-revenue generating inactive subscribers from the subscriber list in connection with the conversion of long distance billing from an outside service bureau to an in-house system during the first and second quarters of 2003. The average revenue per unit, or ARPU, increased to $29.18 in 2003 compared to $23.88 during 2002 and total minutes of use decreased from 76.8 million in 2002 to 74.6 million in 2003.

OPERATING EXPENSES

      Operating expense increased $8.8 million, or 6.0%, from $146.9 million for the six months ended June 30, 2002 to $155.8 million for the six months ended June 30, 2003. We also recorded a gain on the sale of a majority interest in our Directories Business during 2003 of $97.6 million. Depreciation and amortization associated with the operation of each of our segments has been included in total depreciation and amortization.

   LOCAL TELEPHONE. The components of local telephone expense are plant specific operations, plant non-specific operations, customer operations, corporate operations and property and other operating tax expense. Local telephone expense decreased to $55.3 million for the six months ended June 30, 2003 from $61.6 million for the six months ended June 30, 2002. The decrease in local telephone expense was substantially attributable to cost reductions achieved as a result of our restructuring plan adopted in June of 2002. In the second quarter of 2002, there were $2.2 million in costs related primarily to severance and restructuring charges and rate case expenses.

   WIRELESS. Wireless expense increased $0.5 million, or 3.6%, for the six months ended June 30, 2003 compared to the six months ended June 30, 2002. This increase is due substantially to an increase in minutes of use from 91.6 million minutes in 2002 to 107.6 million minutes in 2003. As a percentage of revenue, wireless expense decreased from 63.9% in 2002 to 61.0% in 2003.

   INTERNET. Internet expense increased by $10.8 million, or 86.3%, from $12.4 million in 2002 to $23.2 million in 2003. The increase in Internet expense was due principally to transition expenses and operating costs associated with commencing services under the State of Alaska telecommunications contract. State of Alaska contract related expense totaling $1.5 million was incurred in previous periods but was recorded in the current period as it was the first point in which the expense could be matched to the associated revenue, as discussed above in Internet revenue. As a percentage of revenue, Internet expense decreased from 148.3% in 2002 to 143.2% in 2003. On December 10, 2001, we entered into a five-year contract with the State of Alaska to provide a broad range of telecommunications services, many of which will be provided over an IP network and supported by a service center owned and operated by ACSI. We anticipate expense as a percent of revenue for this segment to level out or decline as we complete the integration of the State of Alaska services.

   INTEREXCHANGE. Interexchange expense increased slightly from $13.6 million in 2002 to $13.7 million in 2003. As a percentage of revenue, interexchange expense decreased from 140.8% in 2002 to 137.1% in 2003. We converted our long distance billing from an outside service bureau to an in-house system during the first quarter of 2003. This billing conversion is expected to result in annual cost savings of approximately $0.6 million and improved customer service.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $5.5 million, or 13.9%, due principally to increases in plant in service and to the adoption of shorter depreciable lives for certain classes of assets compared to the corresponding period of 2002. Management adopted the higher depreciation rates on these classes of assets as a result of an evaluation of the expected useful lives of our underlying assets, primarily in our regulated local telephone segment.

   GAIN (LOSS) ON DISPOSAL OF ASSETS. On April 28, 2003, we signed an underwriting agreement to sell a majority interest in our directory business and on April 29, 2003 filed a final prospectus to offer this majority interest to investors through a Canadian income fund. The transaction closed on May 8, 2003, with us selling an 87.42% interest and retaining a 12.58% interest in our Directories Business. We recognized a gain on disposition of this majority interest of our directory business of $97.6 million on a pre-tax basis. We also recorded a non-cash loss on the disposal of certain fixed assets of $1.1 million during 2003, the majority of which were wireless assets.

INTEREST EXPENSE AND INTEREST INCOME AND OTHER

      Interest expense increased to $28.9 million for the six months ended June 30, 2003 compared to $25.0 million for the six months ended June 30, 2002. As a result of the early extinguishments of outstanding debt of $106.7 million during second quarter of 2003, $3.4 million of debt issuance cost was charged to interest expense. During the second quarter of 2002, we reversed $1.7 million of previously accrued interest expense as a result of a favorable ruling by the District of Columbia Court of Appeals related to a dispute on interstate access rates for the Anchorage market. After consideration of these items, the decrease in interest expense is the result of market interest rate effects on our variable interest rate debt. Interest income and other increased to $5.0 million for the six months ended June 30, 2003 compared to $1.0 million for the six months ended June 30, 2002, substantially due to a $4.1 million gain on foreign exchange on the directory transaction.

INCOME TAXES

      We have provided a valuation allowance for the full income tax benefit resulting from the consolidated losses we have incurred since May 14, 1999, the date of the acquisition of substantially all of our operations.

DISCONTINUED OPERATIONS

      On March 30, 2002, we approved a plan to offer for sale our wireless cable television service segment. As a result of this decision, the operating revenue and expense of this segment have been classified as discontinued operations under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, for all periods presented and the assets and liabilities of the disposal group have been written down to their fair value, net of expected selling expense. The results of operations of this discontinued segment resulted in a charge to discontinued operations of $52 thousand and $7.4 million for the six months ended June 30, 2003 and 2002, respectively. We have fully reserved in the form of a valuation allowance the income tax benefit resulting from this discontinuance. We completed our disposal of our wireless cable television segment as of March 31, 2003.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

      Effective January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level upon adoption and at least annually thereafter, utilizing a two-step methodology. The transitional review for goodwill impairment required under SFAS No. 142 indicated that goodwill recorded in the local telephone, Internet and interexchange segments was impaired as of January 1, 2002. Accordingly, we measured and recognized in the first quarter of 2002 a transitional impairment loss of $105.4 million as the cumulative effect of a change in accounting principle in the consolidated statement of operations. The income tax benefit of $39.5 million was offset by a valuation allowance. See
Note 5 "Cumulative Effect of Change in Accounting Principle" in the Notes to Consolidated Financial Statements included elsewhere in this offering memorandum for additional discussion of the this statement.

NET INCOME (LOSS)

      The change in net income (loss) is primarily a result of the factors discussed above.

TWELVE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO TWELVE MONTHS ENDED

DECEMBER 31, 2002

OPERATING REVENUES

      Operating revenues increased $11.3 million, or 3.4%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. Local telephone, wireless, and Internet revenues increased compared to the prior period.

   LOCAL TELEPHONE. Local telephone revenues, which consist of local network service, network access revenue, and deregulated revenues and other, increased $5.0 million, or 2.3%, for the year ended December 31, 2002 compared to the same period in 2001.

      The local network service component of local telephone revenues was $99.5 million during 2002 compared with $96.3 million during 2001. Revenue increased $3.2 million or 3.4% from the prior year, while average access lines in service decreased 1.0% to 327,965. The increase in revenue is due to an increase of approximately $2.1 million in additional feature, service order, directory assistance and wireless access revenue and approximately $1.1 million of additional local private line revenue. The revenue increase from approximately $4.9 million of rate increases for both retail and UNE local service rates implemented during the fourth quarter of 2001 at ACSA, as discussed below, was substantially offset by loss of retail market share to competition exacerbated by below cost UNE rates coupled with our promotion of discounted term contracts designed to defend market share.

      We believe we are earning less than our required rate of return for local network service in several of our markets and filed local service rate cases for all of our LEC businesses with the RCA on July 2, 2001 aimed at making up this deficiency. Subsequently, in October 2001, we filed for interim and refundable local service rates in our Anchorage market in order to expedite a partial recovery of the total revenue deficiency. On November 15, 2001 the RCA approved an interim and refundable rate increase for ACSA of 24% for certain services. This interim and refundable rate increase was implemented in November 2001 and generated approximately $4.2 million in additional revenue in 2002. We expect the RCA to continue to hold hearings during 2003 and to adjudicate final local service rates during 2003 or 2004.

      We continued to experience loss of retail market share for local network service in our Anchorage, Fairbanks and Juneau service areas during the year. Generally, when we lose a retail local network service line to a competitor, we continue to provide the line to the competitor on a wholesale basis at reduced revenue per line. We believe that the continuing loss of market share we have experienced in certain of our markets is partially attributable to below cost interconnection rates mandated by the RCA for UNEs. During the second quarter of 2001, we reopened interconnection proceedings for our Anchorage market and filed for an interim and refundable UNE rate increase of approximately $10 per month per loop. On October 25, 2001, the RCA granted ACSA an interim and refundable UNE rate increase of $1.07, increasing the UNE rates from $13.85 to $14.92. The interim and refundable rate increase was implemented in November 2001 and generated approximately $0.7 million in additional revenue during 2002. We expect the RCA to hold hearings during 2003 and adjudicate final Anchorage UNE rates during 2003 or 2004. See "Regulation" for further discussion.

      Network access revenues increased by $5.4 million, or 5.2%, from $103.0 million in 2001 to $108.3 million in 2002. Network access revenue is based on a regulated return on rate base and recovery of allowable expense associated with the origination and termination of toll calls for our retail and resale customers. During the second quarter of 2002, we recognized as revenue $11.1 million of previously deferred interstate access revenue related to a dispute on interstate access rates for the Anchorage market based on a favorable ruling by the District of Columbia Court of Appeals. After consideration of the revenue recognized as a result of the favorable ruling by the court, the decrease in network access revenue compared to the corresponding period in 2001 is due primarily to a shift from retail and wholesale lines to UNEs.

      Management expects that network access revenue will decline as a component of local telephone revenue for the foreseeable future.

      Deregulated and other revenues, which declined $3.6 million, or 16.1% from 2001, consists principally of billing and collection services, space and power rents, deregulated equipment sales, paystation revenues, regulated directory listing revenue, and other miscellaneous telephone revenues. The decline in deregulated and other revenue was due primarily to a decrease in deregulated equipment sales of approximately $3.0 million. CPE sales tend to fluctuate significantly from quarter to quarter and management believes they have also been impacted by recent economic concerns in the marketplace and technology alternatives.

   WIRELESS. Wireless revenues increased $1.3 million, or 3.1%, to $43.2 million for the year ended December 31, 2002 compared to $41.9 million for the year ended December 31, 2001. This increase is due primarily to growth in average subscribers of 4.0% from 78,027 in 2001 to 81,170 in 2002. Average revenue per unit, or ARPU, decreased slightly from $44.74 in 2001 to $44.33 in 2002.

   DIRECTORY. Although directory revenues decreased slightly to $33.6 million in 2002 from $33.9 million in 2001, the directory business continued its solid profitable performance. We expect the growth in directory revenue to slow due to the recent economic uncertainty and its impacts on the advertising and publishing marketplace and as other advertising media, such as the Internet, compete for this business.

   INTERNET. Internet revenues increased from $13.7 million in 2001 to $20.8 million in 2002, an increase of $7.1 million, or 51.9%. This increase is primarily due to revenue associated with our contract with the State of Alaska and growth in DSL subscribers of 78.8% from 7,041 in 2001 to 12,590 in 2002. Also contributing to the increase was the additional revenues resulting from the acquisition of MosquitoNet in July of 2001.

      On December 10, 2001, we entered into a five-year contract with the State of Alaska to provide a broad range of telecommunications services, many of which will be provided over an IP network and supported by a service center owned and operated by ACS Internet, Inc., or ACSI. Services under this contract began to be implemented during the second quarter of 2002. We anticipate revenue for this segment will increase in future periods as additional services are provisioned under the terms of the contract. We anticipate substantial capital investments of between $25 million and $30 million over the term of the contract to support the telecommunications needs of this customer, of which we have expended approximately $12.4 million through December 31, 2002.

   INTEREXCHANGE. Interexchange revenue decreased from $21.3 million in 2001 to $19.4 million in 2002, a decrease of $1.9 million, or 8.9%. The decrease was due to a decline in long distance minutes of use from 219.6 million in 2001 to 153.4 million in 2002. Long distance subscribers increased from 65,705 at December 31, 2001 to 70,000 at December 31, 2002. The decline in minutes of use was due to our decision to terminate an unlimited $20 per month interstate calling plan in May of 2001, increased competition in the marketplace, and the popularity of discount long distance calling cards.

OPERATING EXPENSES

      Operating expenses increased $81.2 million, or 28.5%, from $285.1 million for the year ended December 31, 2001 to $366.3 million for the year ended December 31, 2002.

   LOCAL TELEPHONE. The components of local telephone expense are plant specific operations, plant non-specific operations, customer operations, corporate operations and property, and other operating tax expense. Depreciation and amortization associated with the operation of the local telephone segment is included in total depreciation and amortization. Local telephone expense decreased from $120.5 million for the year ended December 31, 2001 to $117.3 million for the year ended December 31, 2002, a decrease of $3.2 million or 2.6%. As a percentage of local telephone revenue, local telephone expense decreased from 54.4% for 2001 to 51.8% for 2002. These results reflect continued improvements in our cost structure, including workforce reductions and benefits derived from the deployment of information systems.

   WIRELESS. Wireless expense increased $2.3 million, or 8.8%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. This increase is substantially due to an increase of minutes of use from 162.0 million in 2001 to 196.8 million in 2002.

   DIRECTORY. Directory expense decreased $0.5 million from $14.7 million in 2001 to $14.2 million in 2002. The decline in expenses is due to a decrease in costs of goods sold in 2002.

   INTERNET. Internet expenses increased by $13.8 million, or 88.2%. The increase in Internet expense was due principally to start-up expenses associated with commencing services under the State of Alaska telecommunications contract. On December 10, 2001, we entered into a five year contract with the State of Alaska to provide a broad range of telecommunications services, many of which will be provided over an IP network and supported by a service center owned and operated by ACSI. We anticipate expenses for this segment to level out or decline as we complete the integration of the State of Alaska services.

   INTEREXCHANGE. Interexchange expenses decreased by $2.0 million, or 6.6%. The majority of this decrease was the result of the decline in long distance minutes of use as discussed under interexchange service revenue.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $3.8 million, or 4.8%, due principally to increases in plant in service in 2002 and the adoption of shorter depreciable lives for certain classes of assets over the corresponding period of 2001, offset by ceasing goodwill amortization with the adoption of SFAS No. 142, Goodwill and Intangible Assets on January 1, 2002. Depreciation and amortization expense in 2001 included $7.7 million of goodwill amortization. Under SFAS No. 142, goodwill is no longer amortized but is instead subjected to an annual impairment test.

   LOSS ON DISPOSAL OF ASSETS. We recorded a non-cash loss on disposal of assets of $2.2 million during 2002 as a result of retiring certain assets no longer in use which were not fully depreciated at their retirement date.

   GOODWILL IMPAIRMENT LOSS. We recorded a non-cash goodwill impairment charge during the fourth quarter of 2002 of $64.8 million as a result of its annual goodwill impairment test under SFAS No. 142, Goodwill and Intangible Assets. See
Note 5 "Goodwill and Other Intangible Assets" in the Notes to Consolidated Financial Statements included elsewhere in this offering memorandum for additional information.

INTEREST EXPENSE AND INTEREST INCOME AND OTHER

      Interest expense decreased $8.5 million, or 14.7%, for the year ended December 31, 2002 compared to the year ended December 31, 2001, principally as a result of market effects on our variable interest rate debt. In addition, during the second quarter of 2002, we reversed previously accrued interest expense of $1.7 million as a result of a favorable ruling by the District of Columbia Court of Appeals related to a dispute on interstate access rates for the Anchorage market. Interest income and other also declined by $1.1 million, or 32.2%, as a result of a lower average invested cash balance and lower market interest rates during 2002 compared to 2001.

INCOME TAXES

      We have fully reserved the income tax benefit resulting from the consolidated losses we have incurred since May 14, 1999 the date of the acquisition of substantially all of our operations.

DISCONTINUED OPERATIONS

      On March 30, 2002, we approved a plan to offer for sale our wireless cable television service segment. As a result of this decision, the operating revenue and expense of this segment has been classified as discontinued operations under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, for all periods presented and the assets and liabilities of the disposal group have been written down to their fair value, net of expected selling expense. The write down and results of operations of this discontinued segment resulted in a charge to discontinued operations of $7.6 million and $1.7 million for the periods ended December 31, 2002 and 2001, respectively. We have fully reserved in the form of a valuation allowance the income tax benefit of this discontinuance.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

      During the second quarter of fiscal 2002, we also completed the transitional review for goodwill impairment required under SFAS No. 142, Goodwill and Intangible Assets. This review indicated that goodwill recorded in the local telephone, Internet and interexchange segments was impaired as of January 1, 2002. Accordingly, we measured and recognized a transitional impairment loss of $105.4 million as a cumulative effect of a change in accounting principle. See Note 5 "Goodwill and Other Intangible Assets" in the Notes to Consolidated Financial Statements included elsewhere in this offering memorandum for additional discussion of the impact of this statement on our consolidated financial statements.

NET LOSS

      The increase in net loss is primarily a result of the factors discussed above.

TWELVE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2001

OPERATING REVENUES

      Operating revenues increased $18.7 million, or 6.0%, for the year ended December 31, 2001 compared to the year ended December 31, 2000. Wireless, directory, Internet, and interexchange revenues increased compared to the prior period.

   LOCAL TELEPHONE. Local telephone revenues, which consist of local network service, network access revenue, and deregulated revenues and other, decreased $0.9 million, or 0.4%, for the year ended December 31, 2001 compared to the same period in 2000.

      The local network service component of local telephone revenues was $96.3 million during 2001 compared with $94.1 million during 2000. Revenue increased $2.2 million or 2.3% from 2000, while average access lines in service increased 1.1% to 331,192. The net increase was due primarily to lower charges for uncollectible accounts as we improved our collection processes. The charges for uncollectible accounts recorded against local network service revenue in 2000 were $2.7 million in excess of those recorded during 2001, accounting for more than 100% of the increase in local network service revenue.

      We continued to experience loss of retail market share for local network service in our Anchorage and Fairbanks service areas during 2001. Generally, when we lose a retail local network service line to a competitor, we continue to provide the line to the competitor on a wholesale basis at reduced revenue per line. We believe that the continuing loss of market share we have experienced in certain of our markets is partially attributable to below cost interconnection rates mandated by the RCA for UNEs. During the second quarter of 2001, we reopened interconnection proceedings for our Anchorage market and filed for an interim and refundable UNE rate increase of approximately $10 per month per loop. On October 25, 2001, the RCA granted ACSA an interim and refundable UNE rate increase of $1.07, bringing the UNE rate up from $13.85 to $14.92. See "Regulation" for further discussion.

      We believe we are also earning less than our required rate of return for local network service in several of our markets and filed local service rate cases for all of our LEC businesses with the RCA on July 2, 2001 aimed at making up this deficiency. Subsequently, in October 2001, we filed for interim and refundable local service rates in our Anchorage market in order to expedite a partial recovery of the total revenue deficiency. On November 15, 2001 the RCA approved an interim and refundable rate increase for ACSA of 24% for certain services. This interim and refundable rate increase is expected to generate approximately $4.0 million in annual revenue requirement. See "Regulation" for further discussion.

      Network access revenues decreased by $2.2 million, or 2.1%, from $105.2 million in 2000 to $103.0 million in 2001. Network access revenues are based on a regulated return on rate base and recovery of allowable expenses associated with the origination and termination of toll calls. The decrease in network access revenues from the corresponding period in 2000 is due primarily to changes relating to cost allocation factors, rate base, expenses, and a shift from retail lines to UNEs as a result of competition, from period to period. We expect that network access revenues will decline as a component of local telephone revenues for the foreseeable future.

      Deregulated and other revenues, which declined $0.8 million, or 3.6% from 2000, consists principally of billing and collection services, space and power rents, deregulated equipment sales, paystation revenues, regulated directory listing revenue, and other miscellaneous telephone revenues. The decline in deregulated and other revenue was due primarily to a $2.2 million reduction in deregulated equipment sales in 2001 offset by a $1.2 million increase in space and power rents over 2000.

   WIRELESS. Wireless revenues increased $0.7 million, or 1.8%, to $41.9 million for the year ended December 31, 2001 compared to $41.2 million for the year ended December 31, 2000. This growth in revenue is due to growth in average wireless subscribers to 78,027 in 2001 from 74,501 in 2000, or 4.7%, and a decrease in average revenue per unit, or ARPU, from $46.03 in 2000 to $44.74 in 2001. The decrease in ARPU is the result of competitive digital statewide and national pricing programs implemented during 2001 that offer more minutes and free features than the previous plans for the same price, coupled with other sales promotions. These competitive plans have resulted in increased total revenues and market share but lower revenue per unit.

   DIRECTORY. Directory revenues increased by $4.7 million, or 16.2%, from $29.2 million in 2000 to $33.9 million in 2001. This growth reflects improved penetration and revenue per advertiser for the current directory phone book cycles compared with 2000. We expect the growth in directory revenues to slow as competing directories and other advertising vehicles, such as the Internet, television and radio, compete for this business and the market matures.

   INTERNET. Internet revenues increased from $9.2 million in 2000 to $13.7 million in 2001, an increase of $4.5 million, or 49.7%. This increase is primarily due to the additional revenues from Internet Alaska, Inc. ("IAI"), which was acquired in June of 2000 and MosquitoNet, which was acquired in July of 2001. Internet revenues were also favorably impacted by growth in DSL subscribers. On December 10, 2001, we entered into a five year contract with the State of Alaska to provide a broad range of telecommunications services, many of which will be provided over an IP network or supported by a service center owned and operated by ACSI. Accordingly, we anticipate revenues for this segment will increase in future periods.

   INTEREXCHANGE. Interexchange revenues increased from $11.8 million in 2000 to $21.3 million in 2001, an increase of $9.5 million, or 81.0%. The increase was due to growth in long distance subscribers from 57,537 in 2000 to 65,705 in 2001. We also experienced growth in long distance minutes of use from 95.3 million in 2000 to 219.6 million in 2001. The growth in both subscribers and minutes of use was due to high customer acceptance of and satisfaction with our flat rate long distance product offerings, which we began rolling out in the fourth quarter of 2000.

OPERATING EXPENSES

      Operating expenses increased $5.3 million, or 1.9%, from $279.8 million for the year ended December 31, 2000 to $285.1 million for the year ended December 31, 2001. Operating expenses decreased as a percentage of operating revenues from 89.2% in 2000 to 85.8% in 2001.

   LOCAL TELEPHONE. The components of local telephone expense are plant specific operations, plant non-specific operations, customer operations, corporate operations and property, and other operating tax expense. Depreciation and amortization associated with the operation of the local telephone segment is included in total depreciation and amortization. Local telephone expense decreased from $131.5 million for the year ended December 31, 2000 to $120.5 million for the year ended December 31, 2001, a decrease of $11.1 million or 8.4%. As a percentage of local telephone revenue, local telephone expense decreased from 59.2% for 2000 to 54.4% for 2001. These results reflect continued improvements in our cost structure, including workforce reductions, benefits derived from the deployment of information systems, and other synergies realized through the consolidation of the operations we acquired in 1999.

   WIRELESS. Wireless expense decreased $0.7 million, or 2.5%, for the year ended December 31, 2001 compared to the year ended December 31, 2000. Wireless expense was 63.9% of wireless revenues for 2000 and 61.2% of wireless revenues for 2001.

   DIRECTORY. Directory expenses increased $1.4 million from $13.3 million in 2000 to $14.7 million in 2001. As a percent of directory revenue, expenses were 43.4% for 2001 compared to 45.7% for 2000. This margin improvement is due to stable fixed cost combined with increasing directory revenue.

   INTERNET. Internet expenses increased by $3.9 million, or 33.0%, and decreased as a percentage of revenue from 128.5% in 2000 to 114.2% in 2001. The increase in Internet expenses was due principally to the acquisition in June of 2000 of IAI and the acquisition in July, 2001 of MosquitoNet, for which comparable costs are not included for the full year of 2000. Costs associated with developing our statewide Internet infrastructure, preparation for providing services under the State of Alaska telecommunications contract, and the rollout of our DSL product also contributed to the increase in Internet expense. On December 10, 2001, we entered into a five year contract with the State of Alaska to provide a broad range of telecommunications services, many of which will be provided over an IP network or supported by a service center owned and operated by ACSI. Accordingly, we anticipate expenses for this segment will increase in future periods.

   INTEREXCHANGE. Interexchange expenses increased by $9.8 million, or 49.4%, and decreased as a percentage of revenue from 167.7% in 2000 to 138.4% in 2001. The majority of this increase was the result of additional traffic sensitive costs incurred as a result of the increase in customers and minutes of use with the rollout of our flat rate calling plans as discussed under interexchange service revenues.

   UNUSUAL CHARGES. During the year ended December 31, 2000, we recorded $5.3 million of unusual charges, consisting of the write-off of approximately $1.5 million of costs related to the attempted acquisition of Matanuska Telephone Association, $0.8 million in a legal settlement, and $3.0 million related to severance and restructuring plans.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $7.4 million, or 10.2%, due principally to increases in plant in service for the year ended December 31, 2001 over the corresponding period of 2000. Depreciation and amortization expense includes $7.7 million and $7.5 million of goodwill amortization for 2001 and 2000, respectively. We adopted on January 1, 2002, SFAS No. 142, Goodwill and Intangible Assets. Goodwill will no longer be amortized in 2002 and will instead be subjected to an annual impairment test.

INTEREST EXPENSE AND INTEREST INCOME AND OTHER

      Interest expense decreased $4.4 million, or 6.8%, for the year ended December 31, 2001 compared to the year ended December 31, 2000, principally as a result of market effects on our variable interest rate debt. Interest income and other also declined by $3.4 million, or 50.8%, as a result of a lower average invested cash balance and lower market interest rates during 2001 compared to 2000.

INCOME TAXES

      We have fully reserved the income tax benefit resulting from the consolidated losses we have incurred since May 14, 1999 the date of the acquisition of substantially all of our operations.

DISCONTINUED OPERATIONS

      On March 30, 2002, we approved a plan to offer for sale our wireless cable television service segment. As a result of this decision, the operating revenue and expense of this segment has been classified as discontinued operations under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, for all periods presented and the assets and liabilities of the disposal group were written down to their fair value, net of expected selling expense. The results of operations of this discontinued segment resulted in a charge to discontinued operations of $1.7 million and $0.9 million for the periods ended December 31, 2001 and 2000, respectively. We have fully reserved in the form of a valuation allowance the income tax benefit of this discontinuance.

NET LOSS

      The decrease in net loss is primarily a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

      We have satisfied our operational and capital cash requirements primarily through internally generated funds, the sale of stock and debt financing. For the six months ended June 30, 2003, our cash flows from operating activities were $34.9 million. At June 30, 2003, we had approximately $69.0 million in net working capital, including $64.6 million in unrestricted cash. As of June 30, 2003, we had $75.0 million of remaining capacity under our revolving credit facility, representing 100% of available capacity.

      We have outstanding a $320.7 million bank credit agreement ("Senior Credit Facility"), $150.0 million in 9.375% senior subordinated notes due 2009 and $17.3 million in 13% senior discount debentures due 2011, representing substantially all of our long-term debt of $497.2 million as of June 30, 2003. Interest on our senior subordinated notes and senior discount debentures is payable semiannually. Interest on borrowings under the Senior Credit Facility is payable monthly, bi-monthly, quarterly or semi-annually at our option. The Senior Credit Facility requires 1% annual principal payments that commenced on May 14, 2002, with balloon payments in each of 2006, 2007, and 2008. The Senior Credit Facility contains a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and the payment of dividends, and requires us to achieve certain financial ratios. We are in compliance with all of its debt covenants. During the first quarter of 2003, our lenders approved an amendment and waiver to its Senior Credit Facility that, among other things, permitted us to sell its directory business and that 75% of such proceeds would be used to repay outstanding Senior Credit Facility term loans. This amendment and waiver became effective on May 8, 2003, and on May 13, 2002, we paid down $106.7 million of the outstanding Senior Credit Facility term loans.

      We employ an interest rate hedge transaction, which fixes at 5.99% the underlying variable rate on $217.5 million of the borrowings under the bank credit facilities, and expires in June 2004. The underlying variable rate for the bank credit facilities is based on the London Interbank Offer Rate, or LIBOR, which is adjusted at each monthly, quarterly or semi-annual rollover date.

      In December 2001, we entered into a contract with the State of Alaska that became effective on April 1, 2002 to provide comprehensive telecommunications services for a period of five years. This contract, which is a complex and multi-faceted agreement, obligates us, among other things, to deploy and manage advanced and innovative technologies through new and previously untested business practices. We believe the capital investment to perform our obligations under the contract will be substantial over the term of the agreement. Approximately $14 million has been expended through June 30, 2003, and while we cannot estimate the total additional capital expenditures with precision, under the current terms of the contract, those additional capital expenditures could be between one and three times the previously expended amount. This capital investment could exceed our original expectations of capital obligations under the contract. To the extent we need to fund this commitment, we expect to fund it with cash on hand and cash flows from operations.

      The contract contains specific completion dates for certain implementation aspects by as early as April 1, 2003, as well as specific ongoing service level agreements. Both parties to the contract have alleged breaches and failures to perform by the other party. The parties are, however, engaged in dispute resolution processes and are seeking to renegotiate certain provisions of the contract, including the aforementioned specific completion dates and service level agreements. We are unable to determine the outcome of the dispute resolution processes and contract renegotiations at this time, and we cannot give you any assurance that the renegotiated terms, if any, will permit us to perform profitably under the agreement. If our renegotiation efforts are unsuccessful, we may be subject to certain penalties and/or damages, which could amount to as much as $325,000 a month. In addition, if the parties are unable to negotiate solutions to the many issues in dispute, the contract may be terminated. If termination occurs, the parties would be obliged to follow the disentanglement procedures set forth in the agreement and incur any costs associated with such disentanglement. In addition, if we are ultimately found to have breached the contract, we could be liable for damages to the State of Alaska, which damages amount is not estimable at this time, but could be significant and could have a material adverse effect on us.

      On July 15, 2002, we fulfilled a commitment to Neptune to provide a loan for an aggregate principal amount of $15.0 million in return for the right to purchase additional fiber optic capacity in future years from Neptune. The expenditures for this capacity are expected to be significant and may exceed $25 million over the next four years. Under our agreement with Neptune in its current state, the loan is in the form of two unsecured promissory notes. One note is for $7.5 million, bears interest at the applicable federal rate, which was 4.84% at June 30, 2003, and matures on July 2022. Interest is payable on this note semiannually, but Neptune may elect to add interest to the principal in lieu of cash payments. We funded the loan with cash on hand. In connection with this note, Neptune has granted us an option to purchase certain of its network assets no later than January 2, 2006 at a price equal to the then outstanding loan balance. The other note is for $7.5 million and bears interest at 8% and matures on July 15, 2006. Interest is payable on this note in cash quarterly in arrears. We have also entered into a strategic agreement with Neptune for the life of the fiber optic cable system owned by Neptune. The significant provisions of this agreement are (1) purchase commitments by us for capacity in 2005 and 2007, the final price and quantity of which are subject to future events, (2) Neptune's restoration of our traffic carried on another cable system, and (3) specific interconnection arrangements between us and Neptune, should we exercise our option to purchase certain network assets from Neptune. We are currently renegotiating the open elements of our agreement with Neptune and renegotiating other terms and conditions of this agreement, including the structure and terms of the loans, and it is impossible to determine the ultimate outcome of these negotiations at this time.

      The local telephone network requires the timely maintenance of plant and infrastructure. Our historical capital expenditures have been significant. The construction and geographic expansion of our wireless network has required significant capital. The implementation of our interexchange network and data services strategy is also capital intensive. In 1999, we purchased fiber capacity for $19.5 million, which was funded with monies borrowed to finance the 1999 acquisitions. Capital expenditures for fiscal year 2000 were $72.3 million, including $3.2 million in capital leases. Capital expenditures for fiscal year 2001 were $87.6 million, including $19.5 million for additional fiber capacity and $15.0 million for an IP-based network and service center. Capital expenditures for fiscal year 2002 were $71.4 million, including $4.2 million in capital leases, approximately $12.4 million necessary to meet our obligations under a contract with the State of Alaska and approximately $5.0 million for the first phase of our build out of PCS licenses. We anticipate capital spending of between $50 million and $60 million for 2003, and have spent $17.6 million in the six months ended June 30, 2003, including property acquired under a mortgage of $2.3 million. We intend to fund our future capital expenditures with cash on hand, through internally generated cash flows, and if necessary, through borrowings under our new revolving credit facility.

      On May 8, 2003, we completed the sale of a majority interest in the Directories Business to the ACS Media Income Fund. The ACS Media Income Fund sold 17,500 units on May 8, 2003 for net proceeds of $110.4 million, after deducting its underwriters' fees and transaction expenses of $10.2 million. The ACS Media Income Fund's net proceeds were used to acquire from us an 87.42% interest in ACS Media, LLC. We retained a 12.58% interest in the Directories Business. We received net proceeds of $105.1 million after deducting our fees and expenses associated with the transaction of $5.3 million.

      On May 8, 2003, immediately prior to the sale of the Directories Business to the ACS Media Income Fund, ACS Media, LLC entered into an arrangement with the Metropolitan Life Insurance Company, or MetLife, providing for a credit facility to the Directories Business. ACS Media, LLC then drew $35.0 million of term loans against the facility, using $1.5 million to pay fees and expenses related to the debt issuance and $0.1 million to prepay an annual agency fee to MetLife. Of the $33.4 million in net cash proceeds, $0.4 million was retained by the Directories Business as cash working capital and $33.0 million was distributed to the Company as a dividend. The credit facility is non-recourse to us.

      As discussed above, as a condition of obtaining an amendment and waiver to our existing bank credit facilities obtained to permit the sale of our Directories Business, we were required to use a specified amount of the proceeds to prepay a portion of the outstanding term loans under the facilities. To fulfill this requirement, we prepaid $106.7 million of outstanding bank debt on May 13, 2003.

      Our capital requirements may change due to, among other things: impacts of regulatory decisions that affect our ability to recover our investments, changes in technology, the effects of competition, changes in our business strategy, and our decision to pursue specific acquisition opportunities.

      We believe that we will have sufficient working capital provided by operations and available borrowing capacity under the existing revolving credit facility to service our debt and fund our operations, capital expenditures and other obligations over the next 12 months. Our ability to service our debt and fund our operations, capital expenditures, and other obligations will be dependent upon our future financial performance, which is, in turn, subject to future economic conditions and to financial, business, regulatory and other factors, many of which are beyond our control.

EFFECT OF NEW ACCOUNTING STANDARDS

      In November 2002, the FASB issued FASB Interpretation No. 45, or FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been included in Note 20, "Commitments and Contingencies" in the Notes to the Consolidated Financial Statements included elsewhere in this offering memorandum. The recognition and measurement provisions are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 had no effect on our financial position, results of operations, or cash flows.

      In January 2003, the FASB issued Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities. FIN 46 addresses when a company should include in its financial statements the assets, liabilities, and activities of a variable interest entity. FIN 46 defines variable-interest entities as those entities with a business purpose that either do not have any equity investors with voting rights, or have equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires disclosures about variable-interest entities that a company is not required to consolidate but in which it has a significant variable interest. FIN 46 consolidation requirements are effective for all variable-interest entities created after January 31, 2003, and to pre-existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements are effective for financial statements issued after January 31, 2003. The adoption of FIN 46 has no effect on our financial position, results of operations, or cash flows.

      On August 15, 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset-retirement costs. This standard generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under the new accounting method, asset-retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of fair value can be made. When the liability is initially recorded, the cost is capitalized and increases the carrying value of the related long-lived asset. The liability is then accreted to its present value for each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. At the settlement date, the obligation is settled for its recorded amount or a gain or loss is recognized upon settlement.

      In accordance with federal and state regulations, depreciation expense for our LECs' regulated operations have historically included an additional provision for the cost of removal. Under SFAS No. 143, the additional cost-of-removal provision would no longer be included in depreciation expense because it does not meet the recognition and measurement principles of an asset-retirement obligation. On December 20, 2002, the FCC notified LECs that they should not adopt the provisions of SFAS No. 143 unless specifically required by the FCC in the future. As a result of the FCC ruling, we will continue to record a regulatory liability for cost of removal for our LEC subsidiaries that follow SFAS No. 71 accounting.

      We applied the provisions of SFAS No. 143 to our non-regulated subsidiaries effective January 1, 2003. We have cell-site leases that typically have terms of 10 years and contain contractual obligations to restore the site to its original condition. Since we plan to renew these leases indefinitely, we are unable to determine when we might have to perform the restoration of the cell sites to their original condition. We are therefore unable to estimate the fair value of these asset-retirement obligations and have not recorded a liability under SFAS No. 143.

      Effective January 1, 2002, we adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses accounting and reporting of all long-lived assets, except goodwill, that are either held and used or disposed of through sale or other means.

      In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 will generally require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 will not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No.
30. Upon adoption, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB Opinion No. 30 for such classification will be reclassified to conform with the provisions of SFAS No. 145. Earlier application of the provisions of SFAS No. 145 related to the rescission of SFAS No. 4 is encouraged. SFAS No. 145 does not have any impact on our results of operations for the current periods reported.

      In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Our adoption of this statement did not have a material impact on our financial position, results of operations, or cash flows.

      On December 31, 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We do not currently have plans to change to the fair-value method of accounting for our stock-based compensation. The disclosure requirements of this statement are now effective.

      On April 30, 2003, FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. We do not believe the adoption of this statement will have a material impact on our financial position, results of operations, or cash flows.

      On May 15, 2003, FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The new Statement requires that certain financial instruments for which issuers, under previous guidance, could account as equity be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no effect on our financial position, results of operations or cash flows.

IMPACT OF INFLATION

      The effect of inflation on our financial results has not been significant in the periods presented.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We have issued senior discount debentures, senior subordinated notes and has entered into a bank credit facility. These on-balance sheet financial instruments, to the extent they provide for variable rates of interest, expose us to interest rate risk, with the primary interest rate risk exposure resulting from changes in LIBOR or the prime rate, which are used to determine the interest rates that are applicable to borrowings under our bank credit facilities. We use derivative financial instruments, specifically an interest rate swap agreement, to partially hedge variable interest transactions. Our derivative financial instrument transaction has been entered into for hedging purposes only. The terms and characteristics of the derivative financial instruments are matched with the underlying on-balance sheet instrument and do not constitute speculative or leveraged positions independent of these exposures.

      The information below provides information about our sensitivity to market risk associated with fluctuations in interest rates as of December 31, 2002. To the extent that our financial instruments expose us to interest rate risk, they are presented within each market risk category in the table below. The table presents principal cash flows and related expected interest rates by year of maturity for our bank credit facilities, senior subordinated notes, senior discount debentures, and capital leases and other long-term obligations outstanding at December 31, 2002. Weighted average variable rates for the bank credit facilities are based on implied forward rates in the LIBOR yield curve as of December 31, 2002. For the interest rate swap agreement, the table presents the notional amount and the related reference interest rates by year of maturity. Fair values included herein have been determined based on (i) the carrying value for the bank credit facility at December 31, 2002, as interest rates are reset periodically; (ii) quoted market prices for senior subordinated notes; (iii) by discounting expected cash flows to their present value for the senior discount debentures using the our estimated current borrowing cost for subordinated debt; and (iv) quoted prices from a financial institution for our swap agreement. Alaska Communications Systems Group, Inc.'s Consolidated Financial Statements contain descriptions of the senior discount debentures, senior subordinated notes, credit facility, capital leases and other long-term obligations and the interest rate swap agreement and should be read in conjunction with the table below.

                                                       2003            2004            2005            2006             2007
                                                    ---------       ---------       ----------       ---------       ---------
                                                                               (dollars in thousands)
         INTEREST BEARING LIABILITIES:

Bank credit facility - tranche A .............      $   1,500       $   1,500       $    1,500       $ 144,000       $      --
     Weighted average interest rate (variable)           3.62%           4.40%            5.53%           6.25%             --

Bank credit facility - tranche B .............      $   1,500       $   1,500       $    1,500       $   1,500       $ 142,500
     Weighted average interest rate (variable)           4.37%           5.15%            6.28%           7.03%           7.52%

Bank credit facility - tranche C .............      $   1,350       $   1,350       $    1,350       $   1,350       $   1,350
     Weighted average interest rate (variable)           4.62%           5.40%            6.53%           7.28%           7.80%

Senior subordinated notes ....................      $      --       $      --       $       --       $      --       $      --
     Average interest rate (fixed) ...........           9.38%           9.38%            9.38%           9.38%           9.38%

Senior discount debentures ...................      $      --       $      --       $       --       $      --       $      --
     Average interest rate (fixed) ...........          13.00%          13.00%           13.00%          13.00%          13.00%

Capital leases and other long-term ...........      $   1,583       $   1,710       $      910       $     996       $   1,058
     Average interest rate (fixed) ...........           8.06%           8.09%            8.11%           8.13%           8.16%

          INTEREST RATE DERIVATIVES:

Variable to Fixed Interest Rate Swap

  Notional amount ............................             --              --       $  217,500              --              --
     Fixed Rate Payable ......................           5.99%           5.99%              --              --              --
     Weighted average Variable
       Rate Receivable .......................           1.37%           1.61%              --              --              --


                                                                                          FAIR
                                                     THEREAFTER          TOTAL            VALUE
                                                    -----------       -----------       --------
                                                                 (dollars in thousands)
         INTEREST BEARING LIABILITIES:

Bank credit facility - tranche A .............      $        --       $   148,500       $148,500
     Weighted average interest rate (variable)               --                --           4.95%

Bank credit facility - tranche B .............      $        --       $   148,500       $148,500
     Weighted average interest rate (variable)                                 --           6.07%

Bank credit facility - tranche C .............      $   126,900       $   133,650       $133,650
     Weighted average interest rate (variable)             8.11%             6.62%

Senior subordinated notes ....................      $   150,000       $   150,000       $107,250
     Average interest rate (fixed) ...........             9.38%             9.38%

Senior discount debentures ...................      $    17,313       $    17,313       $ 21,316
     Average interest rate (fixed) ...........            13.00%            13.00%

Capital leases and other long-term ...........      $     5,924       $    12,181       $ 12,181
     Average interest rate (fixed) ...........             9.46%             8.34%

          INTEREST RATE DERIVATIVES:

Variable to Fixed Interest Rate Swap

  Notional amount ............................               --                --       $ 14,152
     Fixed Rate Payable ......................               --              5.99%            --
     Weighted average Variable
       Rate Receivable .......................               --              1.49%            --

      The information below provides information about our sensitivity to market risk associated with fluctuations in interest rates as of December 31, 2001. To the extent that our financial instruments expose us to interest rate risk, they are presented within each market risk category in the table below. The table presents principal cash flows and related expected interest rates by year of maturity for our bank credit facilities, senior subordinated notes, senior discount debentures, and capital leases and other long-term obligations outstanding at December 31, 2001. Weighted average variable rates for the bank credit facilities are based on implied forward rates in the LIBOR yield curve as of December 31, 2001. For the interest rate swap agreement, the table presents the notional amount and the related reference interest rates by year of maturity. We assumed that an option to extend the term of the swap by two years would be exercised based on the LIBOR rates in effect at December 31, 2001 and the implied forward yield curve. Fair values included herein have been determined based on (i) the carrying value for the bank credit facility at December 31, 2001, as interest rates are reset periodically; (ii) quoted market prices for senior subordinated notes; (iii) by discounting expected cash flows to their present value for the senior discount debentures using our estimated current borrowing cost for subordinated debt; and (iv) quoted prices from a financial institution for our swap agreement. Alaska Communications Systems Group, Inc.'s Consolidated Financial Statements contain descriptions of the senior discount debentures, senior subordinated notes, credit facility, capital leases and other long-term obligations and the interest rate swap agreement and should be read in conjunction with the table below.


                                                      2002             2003             2004             2005               2006
                                                    ---------       ----------       ----------       ----------       -----------
                                                                               (dollars in thousands)
         INTEREST BEARING LIABILITIES:

Bank credit facility - tranche A .............      $   1,500       $    1,500       $    1,500       $    1,500       $  144,000
     Weighted average interest rate (variable)           4.42%            6.34%            7.96%            8.42%            8.63%

Bank credit facility - tranche B .............      $   1,500       $    1,500       $    1,500       $    1,500       $    1,500
     Weighted average interest rate (variable)           5.17%            7.09%            8.71%            9.17%            9.39%

Bank credit facility - tranche C .............      $   1,350       $    1,350       $    1,350       $    1,350       $    1,350
     Weighted average interest rate (variable)           5.42%            7.34%            8.96%            9.42%            9.64%

Senior subordinated notes ....................      $      --       $       --       $       --       $       --       $       --
     Average interest rate (fixed) ...........           9.38%            9.38%            9.38%            9.38%            9.38%

Senior discount debentures ...................      $      --       $       --       $       --       $       --       $       --
     Average interest rate (fixed) ...........          13.00%           13.00%           13.00%           13.00%           13.00%

Capital leases and other long-term ...........      $     756       $      652       $      701       $      771       $      842
     Average interest rate (fixed) ...........           8.67%            8.58%            8.55%            8.51%            8.46%

           INTEREST RATE DERIVATIVES:

Variable to Fixed Interest Rate Swap

  Notional amount ............................             --               --       $  217,500               --               --
     Fixed Rate Payable ......................           5.99%            5.99%            5.99%              --               --
     Weighted average Variable
       Rate Receivable .......................           2.17%            4.09%            5.56%              --               --


                                                                                       FAIR
                                                  THEREAFTER           TOTAL           VALUE
                                                  ----------           -----           -----
                                                               (dollars in thousands)
         INTEREST BEARING LIABILITIES:

Bank credit facility - tranche A .............      $      --       $   150,000       $150,000
     Weighted average interest rate (variable)             --              5.96%

Bank credit facility - tranche B .............      $ 142,500       $   150,000       $150,000
     Weighted average interest rate (variable)           9.52%             8.17%

Bank credit facility - tranche C .............      $ 128,250       $   135,000       $135,000
     Weighted average interest rate (variable)           9.83%             8.43%

Senior subordinated notes ....................      $ 150,000       $   150,000       $148,500
     Average interest rate (fixed) ...........           9.38%             9.38%

Senior discount debentures ...................      $  17,313       $    17,313       $ 21,212
     Average interest rate (fixed) ...........          13.00%            13.00%


Capital leases and other long-term ...........      $   7,881       $    11,603       $ 11,603
     Average interest rate (fixed) ...........           9.31%             8.68%

           INTEREST RATE DERIVATIVES:

Variable to Fixed Interest Rate Swap

  Notional amount ............................               --                --       $ 11,437
     Fixed Rate Payable ......................               --              5.99%            --
     Weighted average Variable
       Rate Receivable .......................               --              3.94%            --

OUTLOOK

      We expect, overall, the demand for telecommunications services in Alaska to grow, particularly as a result of:

      - increasing demand for private network services by government and business on a statewide basis on either a circuit switched or IP basis;

      -     increasing demand for wireless voice and data services; and

      - growth in demand for DSL and Internet access services due to higher business and consumer bandwidth needs.

      We believe that we will be able to capitalize on this demand through our diverse service offerings on our owned circuit switched and IP facilities and new sales and marketing initiatives directed toward basic voice, enhanced and data services.

      There are currently a number of regulatory proceedings underway at the state and federal levels that could have a significant impact on our operations. We cannot predict with certainty the impact of current or future regulatory developments on any of our businesses.

      The telecommunications industry is extremely competitive, and we expect competition to intensify in the future. As an ILEC, we face competition mainly from resellers, local providers who lease our UNEs and, to a lesser degree, from facilities-based providers of local telephone services. In addition, as a result of the RCA's recent affirmation of the APUC's termination of our rural exemptions, we may be required to provide interconnection elements and/or wholesale discounted services to competitors in all or some of our rural service areas. Moreover, while wireless telephone services have historically complemented traditional LEC services, we anticipate that existing and emerging wireless technologies may increasingly compete with LEC services. In wireless services, we currently compete with at least one other wireless provider in each of our wireless service areas. In the highly competitive business for Internet access services, we currently compete with a number of established online service companies, interexchange carriers and cable companies. In the interexchange market, we believe we currently have less than 10% of total revenue in Alaska and face competition from the two major interexchange providers.

      The telecommunications industry is subject to continuous technological change. We expect that new technological developments in the future will generally serve to enhance our ability to provide service to our customers. However, these developments may also increase competition or require us to make significant capital investments to maintain our leadership position in Alaska.